EXHIBIT 21

                   SUBSIDIARIES OF COMMODORE HOLDINGS LIMITED

1.       Albuferra Investments, Inc., a partially owned Panama corporation

2.       Almira Enterprises, Inc., a Panamanian corporation

3.       Azure Investments, Inc., a Panamanian corporation

4.       Capri Cruises, a partially owned Florida general partnership

5.       Commodore Cruises Limited, a Bermudan corporation

6.       Commodore Day Cruises Limited, a Bermudan corporation

7. Coronado Seas, LLC, a partially owned Delaware limited liability corporation

8.       Crown Cruises Limited, a Bermudan corporation

9.       Crown Cruises of Panama, Inc., a Panamanian corporation

10.      New Commodore Cruise Lines Limited, a Bermudan corporation

11.      Sea-Comm, Ltd., a partially owned Liberian corporation

12.      Seahawk Limited, a partially owned Isle of Jersey corporation